EXHIBIT 10.1

May [__], 2017

[NAME]
[ADDRESS]
[ADDRESS]

Re:            Change in Control Protection Agreement

Dear [NAME]:

Nutraceutical International Corporation (the “Company”) recognizes that your continued employment and services contribute greatly to the success of the Company.  In order to assure your continued services and attention to your employment duties without personal distraction in the event of a transaction that could result in a Change in Control (as such term is defined in the Company’s 2013 Long-Term Equity Incentive (the “Plan”)), the Company agrees, subject to the conditions and under the circumstances set forth in this letter agreement (this “Agreement”), to provide you with certain benefits upon and following the consummation of such a Change in Control.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and you agree as follows:

1.            Treatment of PSUs in a Change in Control.  Notwithstanding anything to the contrary in the Performance Stock Unit Grant Notice pursuant to which you were awarded on [______], Performance Stock Units (“PSUs”) under the Plan (such notice, including any exhibits attached thereto, the “Grant Notice”), upon a Change in Control, and subject to your continued employment through such Change in Control, your award of PSUs shall be cancelled and converted into a right to receive an amount in cash (the “PSU Payout Amount”) equal to the product obtained by multiplying (a) the Target Number of PSUs as set forth in the Grant Notice times (b) 210% (i.e., the maximum payout applicable to the PSUs under the terms of the Grant Notice) times (c) the price per share of Common Stock (as defined in the Plan) paid by the acquirer in such Change in Control.  The PSU Payout Amount shall become payable as follows:  (i) the greater of (A) 50% of the PSU Payout Amount and (B) the amount equal to the product of (x) the number of PSUs that would otherwise vest pursuant to Section 3.5 of the Grant Notice multiplied by (y) the price per share of Common Stock paid by the acquirer in such Change in Control, shall become payable in a lump sum on the date of the consummation of the Change in Control (the “Closing Payment”); and (ii) the excess of the PSU Payout Amount over the Closing Payment (the “Second Payment”) shall become payable to you on the first anniversary of the Change in Control, subject to your continued employment through such date (provided, that if your employment with the Company and its affiliates is terminated upon or within one (1) year following such Change in Control by the Company without Cause or by you with Good Reason (each as defined below), the Second Payment shall become immediately payable upon such termination of employment).  For the avoidance of doubt, the provisions of this Agreement shall apply in lieu of the Change in Control provisions set forth in Section 3.5 of the Grant Notice.
2.            CIC Protection. If, upon or at any time within one (1) year following a Change in Control, your employment with the Company and its affiliates is terminated by the Company without Cause or by you with Good Reason, then you will be entitled to receive, subject to the terms and conditions set forth in Sections 3 and 4 of this Agreement, severance pay in an amount (the “Severance Amount”) equal to one (1) times your annual base salary (as in effect at the time of your termination of employment or, if applicable, preceding any reduction in your annual base salary that constitutes grounds for your resignation for Good Reason).  The Severance Amount shall be payable in a lump sum as soon as practicable but in no event later than the second payroll date following the satisfaction of the Release Condition (as defined below).  Payment of the Severance Amount is in lieu of any other severance or separation pay payable to you whether under any employment agreement, offer letter or severance program, plan or policy other than the PSU Payout Amount which shall remain payable pursuant to Section 1 of this Agreement.
3.            Required Release. Payment of the Severance Amount is conditioned on your execution, delivery and non-revocation of the Company’s customary waiver and release of claims within thirty (30) days following your termination of employment (the “Release Condition”).  In the event that the foregoing 30-day period spans two of the employee’s taxable years, the payments and benefits provided under Section 2 must be made in the second of the two taxable years.
4.            Restrictive Covenants.  As a condition to your receipt of the PSU Payout Amount and the Severance Amount, you agree to execute and deliver, and be bound by, the covenants and obligations set forth on the Restrictive Covenant Agreement attached hereto as Exhibit A.
5.            At-Will Relationship/Other Arrangements.  You acknowledge that this Agreement is not intended to constitute a contract of employment and that your employment remains an at-will relationship that has no specific duration.  You further acknowledge that either the Company or you may terminate your employment at any time, with or without reason, and with or without notice subject to applicable law.  No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as expressly otherwise required by law or the terms of such plan.
6.            Definitions. For purposes of this Agreement:
a.            “Cause” shall have the meaning set forth in the Plan.
b.            “Good Reason” shall mean, without your prior consent, (i) a material reduction in your titles, duties and responsibilities from those in effect immediately prior to the Change in Control, (ii) a material reduction in your annual base salary or potential annual bonus opportunity, or (iii) your being required to work solely or substantially at a location that is more than 35 miles from the Company’s primary office at which you are assigned to work as of the date of the Change in Control, and which increases your one-way commute; provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless (x) you have notified the Company in writing of the occurrence of such event(s) giving rise to Good Reason within 30 days of the first occurrence thereof, (y) the Company shall not have cured such event(s) within 30 days after receipt of such written notice, and (z) you deliver a resignation letter to the Company during the thirty (30) days following such 30-day cure period.
7.        Taxes; Section 409A.
a.            The Company may deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes (including employment tax obligations, if any) required by law to be withheld with respect to any taxable event arising in connection with payments contemplated hereunder.

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b.            It is the intention of the parties that this Agreement comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to be exempt from, or comply with, Section 409A.  Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account as a result of this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A.  Any payments due pursuant to this Agreement shall be payable to the employee no later than two-and-a-half months following the end of the taxable year in which the payments are earned (subject to a reasonable delay in payment due to an unforeseeable event making it administratively impracticable to make the payment by such time), and in no event shall the payments be made later than the end of the taxable year following the taxable year in which the payments are earned.
c.            Notwithstanding anything herein to the contrary, no payments hereunder shall be made to you during the six-month period following your “separation from service” (within the meaning of Section 409A) if you are a “specified employee” (within the meaning of Section 409A) on the date of such separation from service (as determined by the Company in accordance with Section 409A) and the Company determines that paying such amounts at the time set forth in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company shall pay to you the cumulative amounts that would have otherwise have been payable during such six-month period.
8.            280G.  If any amounts or benefits to be paid or provided under this Agreement or otherwise would cause payments or benefits (or other compensation) to not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code, or any successor provision thereto (or that would subject you to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto), such payments and benefits (and other compensation) will be reduced to the extent necessary such that no portion of such payments or benefits (or other compensation) will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, your net after-tax benefit exceeds the net after-tax benefit you would realize if such reduction were not made. The determination of whether any such payments or benefits to be provided under this Agreement or otherwise would not be so deductible (or whether you would be subject to such excise tax) shall be made by a firm of independent accountants or a law firm selected by the Company’s board of directors.  If such payments are reduced pursuant to the foregoing, they will be reduced in the following order: first, by reducing any cash severance payments, then by reducing any PSU Payout Amount and finally by reducing any other payments and benefits due to you that constitute a “parachute payment” for purposes of Section 280G of the Code, with any cash payments being reduced first before any non-cash payments in inverse order from the last date of payment and all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) being reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).  Notwithstanding the foregoing, to the extent the

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parties agree that any of the foregoing amounts are not parachute payments, such amounts shall not be reduced.
9.            Grant Notice.  The parties agree that (i) the cross-reference to “Section 3.4(b)” that appears in the first sentence of each of Section 3.3 of the Grant Notice and Section 3.5(a) of the Grant Notice and (ii) the cross-reference to “Section 3.4(a)” that appears in Section 3.5(b) of the Grant Notice was intended to, and shall hereafter, refer, respectively, to “Section 3.5(b)” and “Section 3.5(a)”.  Except as specifically modified by this Agreement, this Agreement shall not constitute a waiver, amendment or modification of any term or condition of your PSUs and the provisions of the Grant Notice shall remain in full force and effect.  On and after the date hereof, each reference in the Grant Notice to “this Agreement,” “herein,” “hereof,” “hereunder,” or words of similar import shall mean and be a reference to the Grant Notice as amended by this Agreement.  To the extent that a provision of this Agreement conflicts with or differs from a provision of the Grant Notice, such provision as set forth in this Agreement shall prevail and govern for all purposes and in all respects.
10.            Miscellaneous. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  This Agreement may not be changed except in writing signed by you and the Company.  It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Utah.  This Agreement may be signed (including electronically as specified by the Company) in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
 [Signature Page Follows]

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Please indicate your acceptance of this the terms and conditions of this Agreement by returning a signed copy of this Agreement and the Restrictive Covenant Agreement (Exhibit A) to [__] by no later than May [__], 2017.

Sincerely,

Cory J. McQueen
Vice President and Chief Financial Officer

Agreed to and Accepted by:

[NAME]

[Signature Page to Change in Control Protection Agreement]

Exhibit A
RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (the “Agreement”) is entered into by and between Nutraceutical International Corporation, a Delaware corporation (the “Company”) and [NAME] (“Executive”) (collectively, the “Parties”), and is dated as of May [__], 2017.
WHEREAS, Executive and the Company entered into a Change in Control Protection Agreement dated as of May [__], 2017 (the “CIC Protection Agreement”); and
WHEREAS, Executive has agreed to enter into this Agreement as a condition of eligibility for the benefits provided under the CIC Protection Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and the benefits provided by the CIC Protection Agreement, the Parties hereby agree as follows:
1.            Confidential Information.
(a)            Executive acknowledges that the Company and its Affiliates (as defined below) continually develop Confidential Information (as defined below), that Executive may develop Confidential Information for the Company or its Affiliates and that Executive may learn of Confidential Information during the course of employment.  Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person (as defined below) (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by Executive incident to his or her employment or other association with the Company or any of its Affiliates.  Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.
(b)            All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates.  Executive shall safeguard all Documents and shall surrender to the Company at the time his or her employment terminates, or at such earlier time or times as the Company’s board of directors or its designee may specify, all Documents then in Executive’s possession or control.
(c)            Executive hereby agrees that, prior to accepting employment with, or agreeing to provide services to, any other Person during any period which Executive remains subject to any of the covenants set forth in this Agreement, Executive shall provide such potential employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.
2.            Assignment of Rights to Intellectual Property.  Executive shall promptly and fully disclose all Intellectual Property (defined below) to the Company.  Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property.  Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the

Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  Executive will not charge the Company for time spent in complying with these obligations.  All copyrightable works that Executive creates shall be considered “work made for hire”.
3.            Restricted Activities.  In exchange for good and valuable consideration provided by the CIC Protection Agreement, Executive agrees that some restrictions on his or her activities during and after his or her employment with the Company are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:
(a)            While Executive is employed by the Company and for a period of one (1) year after Executive’s employment terminates for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, whether as owner, partner, officer, director, manager, investor, consultant, agent, employee, co-venturer or otherwise, alone or in association with any other Person, carry on a Competing Business (as defined below) anywhere in the United States and its possessions and territories or Canada.  Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates; provided, that Executive shall be deemed to not be in violation of this Section 3(a) by reason of ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.  For the purposes of this Section 3(a), a Competing Business of the Company and its Affiliates shall include, without limitation, all Products (as defined below) and Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.
(b)            Executive further agrees that while Executive is employed by the Company and during the Restricted Period, Executive will not, directly or indirectly, hire or attempt to hire any Person who is (or within the six (6) months prior to such date has been) an employee or independent contractor of the Company or any of its Affiliates, assist in such hiring by any Person, or encourage any such employee or independent contractor to terminate his or her relationship with the Company or any of its Affiliates.
(c)            During Executive’s employment with the Company or its Affiliates and at all times thereafter, Executive further agrees that he shall not, whether in writing or orally, malign, denigrate or disparage the Company or its Affiliates, their respective subsidiaries or Affiliates, their respective predecessors and successors, or any of their respective current or former products, directors, officers, employees, shareholders, partners, members, customers, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned in an unfavorable light; provided, that nothing in this Agreement shall restrict Executive from providing truthful testimony when legally compelled to do so (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process).  Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  The Company acknowledges and agrees that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive may make or has made such reports or disclosures.

4.            Enforcement of Covenants.  Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement.  Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by these restraints.  Executive further agrees that he or she will never assert, or permit to be asserted on his or her behalf, in any forum, any position contrary to the foregoing.  Executive further acknowledges that, were Executive to breach any of the covenants contained in this Agreement, the damages to the Company and its Affiliates would be irreparable.  Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond.  The parties further agree that, in the event that any provision of this Agreement hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
5.            Further Cooperation.  Executive hereby agrees that following his or her termination of employment, Executive shall cooperate fully with the Company’s requests relating to matters that pertain to Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself or herself reasonably available to the Company for other related purposes.
6.            Definitions.  For purposes of this Agreement, the following definitions apply:
(a)            “Affiliate” means (i) any Person that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the compensation committee of the Company’s board of directors, any Person in which the Company has a significant interest.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(b)            “Competing Business” means to engage in any activity (x) involving manufacturing, formulating, marketing, distributing or selling of dietary supplements, cosmetics, foods and other similar natural products, to (a) any health food, grocery or drug stores in the United States and its possessions and territories as well as Canada (including independent health food stores, local, regional and national chains of health food stores and/or natural grocery stores and/or retail stores such as (i) Sprouts Farmer’s Market, Whole Foods, GNC, Natural Grocers, and Vitamin Shoppe, (ii) Costco, Sam’s Club, Wal-Mart, Publix, SuperValu, TJX, and similar mass market accounts, (iii) Amazon.com, VitaCost, Swanson Health Products, iHerb, Puritan’s Pride, PipingRock, Walmart.com, Jet.com and similar e-retailer accounts or (b) any customer, distributor (including UNFI, KeHE and Threshold) or similar party, or into any distribution channel in the United States and its possessions and territories or Canada or (y) any related business the Company or any of its Affiliates is engaged in, or which Executive is (or should reasonably be) aware has made significant plans to engage in immediately prior to, and in fact does engage in following, the termination of Executive’s employment with the Company.

(c)            “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known at such time by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its Affiliates would assist in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) software, development code and information technology used by the Company, (iv) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (v) the identity and special needs of the customers of the Company and its Affiliates, and (vi) the people and organizations with whom the Company and its Affiliates have business relationships and the existence and nature of those relationships.  Confidential Information also includes comparable information that the Company or any of its Affiliates has received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.
(d)            “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment and during the period of six (6) months immediately following termination of his or her employment that relate to either the Competitive Business, the Products or any prospective activity of the Company or any of its Affiliates.
(e)            “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
(f)            “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.
7.            Successors and Assigns.  The Company may assign this Agreement, in whole or in part, to any third party, and this Agreement and all of the rights granted hereunder shall inure to the benefit of any such successors, licensees and assigns.  Executive may not assign this Agreement or delegate any of Executive’s rights, responsibilities or obligations hereunder, in whole or in part, without the Company’s prior written consent.
8.            Survival.  The provisions of this Agreement shall survive the cessation of Executive’s performance of services for or on behalf of the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.
9.            Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.            Governing Law.  It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Utah.
11.            Counterparts.  This Agreement may be signed (including electronically as specified by the Company) in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the Company and by Executive, as of the date first above written.
[NAME]	Nutraceutical International Corporation

By: Cory J. McQueen
Title: Vice President and Chief Financial Officer

[Signature Page to Restrictive Covenant Agreement]